 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-217578

PROCACCIANTI HOTEL REIT, INC.
SUPPLEMENT NO. 7 DATED JANUARY 14, 2020
TO THE PROSPECTUS DATED APRIL 30, 2019

This Supplement No. 7 supplements, and should be read in conjunction with, our prospectus dated April 30, 2019, Supplement No. 6 to our prospectus dated November 22, 2019, Supplement No. 5 to our prospectus dated November 14, 2019, Supplement No. 4 to our prospectus dated August 15, 2019, Supplement No. 3 to our prospectus dated May 28, 2019, and Supplement No. 2 to our prospectus dated May 15, 2019. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

The purpose of this Prospectus Supplement No. 7 is to describe the following:

•	the status of our initial public offering (the “Offering”); and

•	an update regarding a reasonably possible acquisition of hotel property.

Status of this Offering

Our registration statement on Form S-11 for the Offering of $550,000,000 of shares of Class K common stock, or K Shares, Class K-I common stock, or K-I Shares, and Class K-T common stock, or K-T Shares, consisting of up to $500,000,000 of K Shares, K-I Shares and K-T Shares in our primary offering and up to $50,000,000 of K Shares, K-I Shares and K-T Shares pursuant to our distribution reinvestment plan, or DRIP, was declared effective by the SEC, on August 14, 2018. As of January 10, 2020, we had accepted investors’ subscriptions for and issued approximately 1,595,268 K Shares, 501,190 K-I Shares, and 45,550 K-T Shares in the primary portion of this Offering, resulting in receipt of gross proceeds of approximately $15,892,046, $4,663,306, and $455,500, respectively, for total gross proceeds in the primary portion of this Offering of approximately $21,010,851. As of January 10, 2020, we had issued approximately 2,958 K Shares, 3,431 K-I Shares and 66 K-T Shares pursuant to our DRIP, resulting in gross proceeds pursuant to our DRIP of approximately $28,102, $32,596 and $630, respectively.

As previously disclosed, we terminated our private offering of up to $150,000,000 in K Shares and Units (a “Unit” consists of four K Shares and one A Share) prior to the SEC effective date of our Registration Statement on August 14, 2018. At the termination of our private offering, we had received aggregate gross offering proceeds of approximately $15,582,755 from the sale of approximately 1,253,617 K Shares and 318,409 shares of Class A common stock, or A Shares, which includes 295,409 A Shares purchased by TPG Hotel REIT Investor, LLC, an affiliate of our advisor, to fund organizational and offering expenses associated with the K Shares and Units sold in our private offering. Further, TPG Hotel REIT Investor, LLC purchased an additional $2,190,000 in A Shares pursuant to a private placement pursuant to Section 4(a)(2) of the Securities Act.

Therefore, as of January 10, 2020, we had received total gross proceeds of approximately $38,844,935 from the sale of K Shares, K-I Shares, K-T Shares and A Shares in all offerings.

Reasonably Possible Acquisition

It is reasonably possible that we will acquire the Hilton Garden Inn Providence Hotel located in Providence, Rhode Island, or the Providence Hotel, from an affiliate of our advisor. The Providence Hotel is located on a 1.23-acre site, and includes 137 rooms, a 79-seat grille and bar, approximately 1,320 square feet of meeting space, a fitness center, and 115-space garage and surface parking lot. The Providence Hotel is close to many educational institutions in the area, including Brown University, Providence College, Rhode Island School of Design and Johnson & Wales University, and is also located near the T.F. Green Airport.  The acquisition of the Providence Hotel, is subject to the completion of due diligence and satisfaction of numerous closing conditions, and while this acquisition is reasonably possible, we do not deem this potential acquisition to yet be reasonably probable as of the date of this prospectus supplement.